Exhibit 10.10

                      CONSULTING / INVESTMENT AGREEMENT

       THIS AGREEEMENT, executed on the date (or dates) set forth below, by and between:

             Glenwood Marketing Associates, Inc., a corporation presently doing business at 135 Glenwood Road, Glenwood Landing, New York 11547, acting through its authorized representative and hereafter referred to as "GMA":

                                    -  and-

ITEC International Technologies, Inc., a Delaware corporation presently doing business at 11152 North Street Road, Utica, Ohio 43080, acting through its authorized representative and hereafter referred to as "ITEC":

Declare as their mutual intent and purpose, as follows:

                                    RECITALS;

       WHEREAS, Federgari Autoclavi S.P.A., a business in Italy, builds a machine that extracts oil and pesticide solutions from plastics, utilizing a process called the Eco 2 System; and

       WHEREAS, ITEC holds the exclusive rights to market the machine that is being built by Federgari Autoclavi S.P. A. throughout the world; and

       WHEREAS, ITEC seeks working capital to launch its marketing plan; and

       WHEREAS, GMA represents that is is able and willing to provide ITEC with its requested working capital;

       NOW, THEREFORE, in exchange for the above covenants and with both parties intending to be legally bound, GMA hereby agrees to lend $1,100,000 to ITEC and ITEC hereby agrees to accept $1,100,000 in funding from GMA, pursuant to the following terms and conditions.

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       Section 1 - Payment Terms

(a) GMA will lend ITEC the sum of $1,100,000 as follows: $300,000 when this Agreement and all of its terms have been implemented; then $250,000 per week for the next two weeks; and $300,000 on the fourth week.

(b)    Interest shall accrue on the $1,100,000 at the rate of 10% per annum.

(c) The parties further understand that there is a $200,000 consulting fee owed out of the schedule of payments set forth in paragraph (a). Specifically, $100,000 shall be utilized for consulting fees from the first tranche, and another $100,000 shall be utilized from the fourth tranche. Accordingly, the actual payments made to ITEC shall amount of $900,000, paid out as follows:
$200,000, $250,000, $250,000, and $200,000.

(d) (d) ITEC shall amend its Articles of Incorporation so as to explicitly allow the issuance of a preemptive and a preferential right to purchase shares pursuant to Board approval. Thereafter, ITEC shall promulgate a Board resolution to convey to GMA 20% of ITEC's issued common stock and, further, said Board resolution shall vest GMA with preferential rights to acquire additional shares, at no cost to GMA, when additional shares are issued, so as to maintain GMA's position at 20% of the issued common stock. GMA's interest shall be non-diluted. This provision shall expire and no longer remain valid when ITEC become a public company.

(e) Upon selling any of its machines, ITEC, by this Agreement, grants to GMA a first right of refusal on the leasing of all machines built by Federgari Autoclavi S.P.A. It is further understood and agreed that ITEC must go to GMA for lease financing on all of the machines that it leases.

(f) If requested, ITEC agrees to appoint one person nominated by GMA to its Board.

(g) ITEC agrees to retain GMA as consultants and to pay GMA a consulting fee of $20,000 a month for the next twenty four months. All payments shall be due on the first of the month.

(h) It is agreed that the funds advanced by GMA shall be used for operating funds.

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                                      - 3 -

       Section 2 - Repayment Terms

  (a) ITEC shall pay GMA the interest owed on its loan, of $9,166 per month ($110,000 per year) for 36 month term. This payment shall be due on the first of every month. There shall be no prepayment penalty. All of these payments shall consist of interest on the funds loaned. The Principal shall be retired when ITEC is in a position to seek refinancing or enter into a business combination transaction to take itself public and thereafter provide GMA with stock.

       Section 3 - Covenant by ITEC to become a public company

       (a) It is further agreed and understood that within twelve months of signing this Agreement, ITEC will become a publicly traded company. Upon becoming a public company, it is further agreed that all officers and directors of ITEC will agree to a two year lock-up of their stock.

       Section 4 - Controls over Checking Account

       (a) ITEC agrees to obtain a verbal approval from at least two of ITEC's board members before writing a check for more than $5,000.

       Section 5 - Covenants by GMA to ITEC

       (a) GMA covenants that it has been given the opportunity to ask questions of and receive answers from the officers and directors of ITEC with respect to the Common Stock, the business of the Company and any other matters which it considered to be material to its investment decision and all such questions have been answered to its full satisfaction.

       (b) GMA states that it is purchasing the Common Stock without being furnished any offering literature or prospectus and GMA tests that it has sufficient financial and other resources to provide for its anticipated financial needs and has no need for liquidity with respect to its investment in the Common Stock.

       (c) GMA states that it has total investments in illiquid investments that are reasonable in relation to its net worth and can afford the total loss of its investment in the Common Stock. GMA ;further understands and acknowledges that this investment will be long term and is, by nature, highly speculative.




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                                      - 4 -

(d)GMA states that it is acquiring the Common Stock for investment purposes only.

   Section 6 - Covenants by ITEC to GMA

   (a) ITEC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware with full corporate power and authority to own its properties and conduct its business, and is duly qualified to conduct the business in which it is engaged in all jurisdictions where the conduct of its business requires qualification, except those jurisdictions where the failure to be qualified would not have a material adverse effect on the business or financial condition of the Company.

   (b) The issuance and sale of the Common Stock has been duly and validly authorized by all required corporate action of the Company and will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement, bond, debenture, note agreement, or other evidence of indebtedness, lease, contract, or other agreement or instrument to which the Company is a party or by which the property of the Company is bound, (ii) the Company's certificate of incorporation or bylaws, or (iii) any statute or any order, rule, or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties.

   (c) So long as GMA acts in accordance with the terms of this Agreement, ITEC agrees and hereby conveys its covenant to hold GMA harmless from any and all claims that may accrue. ITEC further agrees to indemnify and hold GMA harmless from any and all losses, claims, liabilities and expenses, including reasonable costs of investigation, counsel fees and disbursements, which may be imposed upon or incurred by GMA in connection with the conduct of its own business with ITEC.

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   IN WITNESS WHEREOF, GMA, acting with Board approval, has executed this
Consulting / Investing Agreement in the City of Glenwood Landing on this __th day of April, 2000.

Glenwood Marketing Associates, Inc.

/s/ Frank J. Zangara
-------------------------
By V.P.
(authorized representative)

Acceptance by International Technology, Inc.

       In reliance upon the representations of GMA set forth in paragraph (5) above, the Board of International Technology, Inc., a Delaware corporation, hereby confirms the representations and warranties set forth in paragraph (6) above and accepts the Consulting / Investing Agreement as executed by GMA.

       DATED this 25th day of April, 2000

ITEC  International Technologies, Inc.


/s/ Gary De Laurentiis
----------------------
By Gary De Laurentiis
(authorized representative)